Exhibit 99.1

ASPECT COMMUNICATIONS ANNOUNCES NORMAN A. FOGELSONG
NOT STANDING FOR RE-ELECTION TO ASPECT BOARD OF
DIRECTORS AT ANNUAL MEETING OF SHAREHOLDERS

     SAN JOSE, Calif., March 24, 2005 — Aspect Communications Corporation (Nasdaq: ASPT), a leading provider of enterprise customer contact solutions, today announced that board of directors member Norman A. Fogelsong has announced his intention not to stand for re-election to Aspect’s board at the company’s 2005 annual meeting of shareholders. Fogelsong, who has served as a director of the company since 1985, is a general partner and managing director at Institutional Venture Partners, a venture capital investment firm.

     “I am proud of Aspect’s accomplishments over the past 20 years and confident that the success the company already has achieved is only the beginning,” said Fogelsong. “With the formation of Institutional Venture Partners’ new $300 million investment fund IVP XI, I will be focusing my attention on making new investments.”

     “We thank Norm and acknowledge his contributions to Aspect over many years. His guidance and dedication have been invaluable. We wish him continued success,” said Gary E. Barnett, president and chief executive officer of Aspect.

About Aspect Communications

     Aspect Communications Corporation is a leading provider of contact center solutions and services that enable businesses to manage and optimize customer communications. Aspect’s global customer base includes more than two-thirds of the Fortune 50 and leading corporations in a range of industries, including transportation, financial services, insurance, telecommunications, retail and outsourcing, as well as large government agencies. The company’s leadership is based on two decades of expertise. Aspect is headquartered in San Jose, Calif., with offices in countries around the world.

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Aspect, the Aspect logo and the phrases and marks relating to other Aspect products and services discussed in this press release constitute one or both of the following: (1) registered trademarks and/or service marks of Aspect Communications Corporation in the United States and/or other countries or (2) intellectual property subject to protection under common law principles. All other names and marks mentioned in this document are properties of their respective owners.

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Aspect Communications Announces Norman A. Fogelsong Not Standing for Re-Election, page 2

Contacts:

Jennifer Stroud	Carrie Kovac
Public Relations	Investor Relations
Aspect Communications	Aspect Communications
(615) 221-6842	(408) 325-2437
jennifer.stroud@aspect.com	carrie.kovac@aspect.com